EXHIBIT 99.3
                                                                    ------------

FOR IMMEDIATE RELEASE                       Contact: Michael B. Perrine
---------------------                                Chief Financial Officer
                                                     (512) 347 - 8787 Ext 119

TRAVIS BOATS FILES FOR TRANSFER TO NASDAQ SMALL CAP MARKET

AUSTIN, TEXAS (October 8, 2002) - Travis Boats & Motors, Inc. (Nasdaq/TRVS) reported that it has filed an application with the NASDAQ Stock Market, Inc. to transfer its outstanding common shares to the NASDAQ Small Cap Market effective as of October 23, 2002. The application for transfer to the NASDAQ Small Cap Market was filed based on the Company receiving notice from the NASDAQ that the Company is not compliant with the minimum required Market Value of Publicly Held Shares (MVPHS). Among other factors, to maintain status on the NASDAQ National Market, the MVPHS, or market value of all shares, excluding those shares held by a company's officers, directors and 10% shareholders, must equal a minimum combined market value of $5,000,000. The Company's significant ownership of common shares by its officers, directors and 10% shareholders combined with the decline in its share price has resulted in a MVPHS below required levels.

Upon consideration of the factors involved, the Company has elected to transfer from the NASDAQ National Market and, consequently has filed an application for the listing of its common shares on the NASDAQ Small Cap Market. Based upon the Company's review, it would be compliant with requirements for transfer to the NASDAQ Small Cap Market. The Company's ticker symbol would remain unchanged as "TRVS".

Michael B. Perrine, Chief Financial Officer of Travis Boats noted, "At this stage, the transfer of our common shares to the Small Cap Market would not require any alteration of the mechanics of trading our stock in that the ticker symbol remains unchanged and it is quoted as any other NASDAQ security." He further noted, "Our common shares currently trade at a discount to our tangible net worth. This, combined with the significant ownership positions of our directors, officers and major stockholders has made it difficult to continue to meet the MVPHS test and therefore more attractive for us to apply for transfer to the NASDAQ Small Cap Market."

Travis Boats & Motors, Inc., is a leading multi-state superstore retailer of recreational boats, motors, trailers and related marine accessories in the southern United States. The Company operates store locations in Texas, Arkansas, Oklahoma, Louisiana, Alabama, Tennessee, Mississippi, Georgia and Florida under the name Travis Boating Center. The Company's website is www.travisboatingcenter.com.

Cautionary Statement for purposes of the Safe Harbor Provisions of the 1995 Private Securities Litigation Reform Act. The statements in this document or in documents incorporated by reference herein that are not historical facts are forward-looking statements as that term is defined in Section 21E of the Exchange Act that involve a number of risks, assumptions or uncertainties. The actual results of the future events could differ materially from those stated in such forward looking statements. Among the factors that could cause actual results to differ materially are: the impact of seasonality and weather, general economic conditions and the level of discretionary consumer spending, national or local catastrophic events, the identification of new markets and the
Company's ability to integrate new stores and personnel into existing operations. These and numerous other risk factors were identified in the Report on Form 10-K filed for fiscal year 2001 and other documents filed of record. We undertake no obligation to release any revisions to any forward looking statements